EXHIBIT 21

Subsidiaries of Numerex Corp.

Broadband Networks, Inc.	(Tier 1)
Cellemetry, LLC	(Tier 1)
Cellemetry Services, LLC	(Tier 1)
DCX Systems, Inc.	(Tier 1)
DCX Systems (Australia) PTY Limited (Incorporated in Australia)	(Tier 1)
Digilog, Inc.	(Tier 1)
Numerex Government Services, LLC	(Tier 1)
Numerex International Limited	(Tier 1)
Numerex Solutions, LLC	(Tier 1)
Orbit One Communications, LLC	(Tier 1)
uBlip, Inc.	(Tier 1)
Uplink Security, LLC	(Tier 1)
(Tier 1)

Tier 1 subsidiaries are those owned directly by Numerex Corp.